Limelight Announces Chief Financial Officer Pete Perrone to Step Down
Sajid Malhotra Appointed Interim Chief Financial Officer

TEMPE, Ariz. November 18, 2015 - Limelight Networks, Inc. (Nasdaq:LLNW) a global leader in digital content delivery, today announced that Pete Perrone has informed the company of his intent to resign his duties as chief financial officer effective December 4, 2015. Limelight’s Board of Directors will conduct a search for a new CFO. Sajid Malhotra, Limelight’s chief strategy officer, has been named interim CFO, effective December 4, 2015, until a permanent CFO is named.
Commenting on the departure, Limelight’s Chief Executive Officer Bob Lento said, “In his capacity as the CFO and as a Board member prior to that, Pete made significant contributions to the turnaround and growth of Limelight. The employees, the Board of Directors, and I would like to thank Pete and wish him well in his future.” He added, “I am extremely confident in the depth and strength of the finance team and in Sajid’s ability to lead the finance organization during this transition. Pete’s departure is unrelated to the recent developments in the Akamai lawsuit and to the financial performance of the business. We are leaving the fourth quarter and full year 2016 guidance unchanged.”
“For the past 9 years, I’ve had the opportunity to work with a great team that is focused on the success of Limelight. I’m particularly proud of the finance team that is in place today. I believe Limelight is well positioned to capture and expand its share of the market opportunity. I wish Limelight every success, now and in the future,” said Perrone.

Mr. Malhotra joined the company in April 2014 as the senior vice president in charge of strategy, facilities, investor relations and procurement. He was promoted to chief strategy officer in June 2015. Mr. Malhotra holds a B.S. and a M.B.A. from Pace University.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations of future performance and the growth of our business. Our expectations and beliefs regarding these matters may not materialize. The potential risk and uncertainties that could cause actual results to differ materially from the results predicted include, among other things, reduction of demand for our services from new or existing customers, unforeseen changes in our hiring patterns, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of November 3, 2015, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Limelight

Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs.  For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.”
Copyright (C) 2015 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

CONTACT:
Limelight Networks, Inc.
Sajid Malhotra, 602-850-5778
ir@llnw.com